Exhibit 10.4

PRIVATE & CONFIDENTIAL

March 21, 2022

Mr. Thomas Hynes III

62 WALNUT PARK, UNIT A NEWTON, MA, 02458

Re:	Transition and Separation from Employment

Dear Tod:

As we have discussed, upon mutual agreement, your employment with XL Fleet Corp. (the “Company”) will terminate effective March 21, 2022 (the “Separation Date”). The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from the Company. This Agreement will become effective upon the eighth day following your execution of this Agreement (the “Effective Date”), provided that you have not revoked it within the seven day period following its execution.

1. Separation from Employment. You acknowledge and agree that as of the Separation Date, except as set forth herein, you are deemed to resign from any and all (a) officer positions you held with the Company; (b) memberships you hold on the board of directors of the Company; and (c) memberships that you hold on any of the committees of the Board. Notwithstanding the foregoing, following your separation date you shall be named and serve as a member and Chairman of the Company’s Advisory Board, the compensation for which shall be based on terms and conditions generally applicable to members of such Advisory Board.

2. Final Salary. On the Separation Date, the Company will provide you with your final paycheck, which will include all salary and/or wages owed to you for work performed through the Separation Date, less all customary and required taxes and employment-related deductions, (collectively, the “Accrued Obligations”). You will have sixty (60) days following the date hereof to submit any unreimbursed business expenses incurred through the Separation Date, which will be reimbursed promptly in accordance with Company policy.

3. Status of Employee Benefits and Paid Time Off; Full Payment.

(a) Status of Employee Benefits and Paid Time Off. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical plans under the federal law known as “COBRA” and Section 4, your active participation in all employee benefits plans of the Company will end on the Separation Date in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under Section 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation will be owed or paid to you.

4. Separation Benefits. In consideration of your acceptance (and non-revocation) of this Agreement and subject to your meeting in full your obligations hereunder, you will be entitled to receive the following separation benefits (together, the “Separation Benefits”):

(a) Severance Payments. The Company shall pay you a lump sum equal to two hundred seventy-nine thousand three hundred seventy five dollars ($279,375) on the first payroll date following the Effective Date of this Agreement, less all customary and required taxes and employment- related deductions, in accordance with the Company’s normal payroll practices (the “Severance Payment”). The Company will also pay you $200,000 in lieu of annual director compensation that you would have received had you remained on the Board through 2022, and the Company will pay your legal expenses associated with this agreement (not to exceed $25,000).

(b) COBRA. Provided that you elect COBRA health care continuation coverage, the Company shall pay the employer portion of COBRA premium payments (the “COBRA Payment”), until the earlier to occur of: (A) nine (9) months following your Separation Date, or (B) the date you become eligible for medical benefits with another employer. You will continue to be responsible for the employee portion of the medical premiums. Notwithstanding the foregoing, if your COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to you, the Company shall, in lieu of the COBRA Payment, provide you with an equivalent after-tax monthly cash payment during such nine month period equal to the employer portion of the COBRA Payment. If health insurance coverage changes for active employees of the Company, such changes shall also apply to you.

5. Continuing Obligations. You acknowledge that you continue to be bound by the terms of your Employee Covenants Agreement, dated July 13, 2009. For avoidance of doubt, in circumstances in which the Company has determined not to continue funding business activities, such as with UBS and its pipeline of other similar Arena deals, you may pursue these opportunities on behalf of the new party/venture, and your activities will not be deemed to violate your Employee Covenants Agreement.

6. Return of Property and Records. Within seven (7) business days following the Separation Date, you shall: (i) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained) in your possession and (ii) deliver to the Company any property of the Company which may be in your possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. You may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The Company acknowledges and agrees that the Company will not alter, amend or otherwise delete any of such information, property or records, and that such information, property and records will be maintained in their original forms and formats pending completion of any investigation, litigation or other controversy relating the Company until the later of (1) ten years following the Effective Date, or (2) the final adjudication of any such investigation, litigation or other controversy.

7. Cooperation. You shall cooperate with the Company, with advance notice and at reasonable times that take into account, among other things, your other business and personal obligations, in connection with any matter or event relating to your employment or events that occurred during your employment with respect to which you have knowledge, including, without limitation, assisting with: (i) the transition of your responsibilities and duties to other personnel of the Company for a period of nine (9) months following the Separation Date; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, which assistance is not limited to the nine month period referenced in Sec. 7(i) above; and (iii) any investigation or review of any federal, state or local regulatory authority. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to provide information to, and if requested to meet with, the Company or its counsel to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company agrees to reimburse you for any out-of-pocket expenses approved in advance by the Company and incurred in connection with providing such cooperation under this Section, and to the extent that any services (other than in connection with subsection (ii) or (iii) herein) extend beyond nine (9) months following your Separation Date the Company will pay you an hourly rate of $250 per hour.

8. Indemnification. The Company agrees that it will fully indemnify you to the fullest extent permitted by law for all of your actions taken in good faith as an officer and director of the Company and any of its subsidiaries and affiliates (including any predecessors) as provided in the Company’s governing documents, your indemnification agreement and any other agreement, including the advancement of expenses in defense of any investigation or claim, and that it will maintain directors and officers insurance as currently or in the future provided for the period ending six years following your Separation Date on the same basis as other officers and directors of the Company; for the avoidance of doubt, you shall be entitled to retain separate counsel at the Company’s expense to represent you in the actions pending in the United States District Court for the Southern District of New York and the Delaware Court of Chancery, captioned In re XL Fleet Corp. Securities Litigation, 21- CV-2002-LGS, and In re XL Fleet (Pivotal) Stockholder Litigation, 2021-0808-KJSM, respectively, and any related or similar litigation and/or government investigations, subject to any applicable undertaking requirement(s).

9. Non-Disparagement.

(a) Your Obligations. You shall not make any oral or written communication to any person or entity that disparages or damages the reputation of the Company or the professional reputation of any of its directors, officers, shareholders, or employees (in each case known to you); provided that nothing in this Section shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so.

(b) The Company’s Obligations. The Company agrees to instruct members of its Board of Directors and Executive Team not to make any oral or written communication to any person or entity that disparages or damages your professional reputation; provided that nothing in this Section shall restrict the Company from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so.

(c) Public Disclosure. The Company and you agree to cooperate in advance on any internal or external statement that refers to you or your separation from the Company.

10. Your Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date which arise from your acts or omissions made within the scope of your employment with the Company or are by reason of the fact that you were a director, officer, shareholder, founder, investor or employee of the Company. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Genetic Information Non- Discrimination Act, the Lilly Ledbetter Fair Pay Act, COBRA, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, the New York State Human Rights Law, New York City Human Rights Law, New York City Administrative Code, the New York Labor Law, or the discrimination or retaliation provisions of the New York State Workers' Compensation Law (all as amended), Delaware Discrimination in Employment Act and any similar Massachusetts, New York, Delaware or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner. Please note that this Section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, or severance pay.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released, except with respect to payments made pursuant to the terms of this Agreement.

1/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

iii.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal statute, regulation or executive order (as amended) relating to violation of public policy or any other form of retaliation or wrongful termination under Massachusetts, New York or other state or federal statute.

v.	Any other Claim arising under other Massachusetts, New York, Delaware, Florida or other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement nor preclude you from filing a claim to enforce the terms of this Agreement;

ii.	Prohibit you from asserting a claim arising after the Effective Date of this Agreement;

iii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws.

iv.	Prohibit you from challenging the validity of this release under federal law.

v.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency, provided that you agree that you are not entitled to receive any payments from or on behalf of the Company in respect to the filing of such charge or complaint.

vi.	Waive or release any rights to advancement, indemnification or insurance under the Company’s governing documents, any indemnification agreement or other agreement or under any directors and officers, employment practices or other insurance; and any right of contribution against any directors and officers in respect of any claims made against Executive.

vi.	Waive or release any rights to vested and accrued benefits under any employee benefit plans of the Company.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws. Claims that are released pursuant subsection (a) and not excluded under subsection (b) are referred to as “Released Claims”)

(c) No Further Action. As of the Effective Date, you have not filed any action, complaint, charge, grievance or arbitration against the Company in respect to any Released Claims, and that you have made no assignment or transfer or any such action, complaint, charge, grievance or arbitration.

(d) Consideration Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

(e) Communication with Governmental Agencies. The Company and you acknowledge and agree that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

(f) ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. You may voluntarily waive all or any portion of the twenty -one (21) day period, which shall not affect the enforceability of this Agreement.

11. Company’s Release. In consideration of your obligations set forth in this Agreement, including but not limited to the promises described herein, the Company2 on behalf of all Company Releasors voluntarily, knowingly and willingly release and forever discharge you and your heirs, executors, administrators, successors, and assigns, from any and all known Claims which (i) exist on, or have been asserted prior to, the Separation Date; and (ii) of which the Company is actually aware or, has reason to be aware, on or prior to the Separation Date; and (iii) which arise from your acts or omissions made in the scope of your employment with the Company or by reason of the fact that you are or were a director, officer, shareholder, founder, investor or employee of the Company , by reason of any matter, cause or thing whatsoever arising from the beginning of time to the Effective Date of this Agreement. Notwithstanding anything to the contrary herein, for purposes of subsection (ii) of this Section, the actual knowledge of the Company shall be limited to the knowledge for the following: Eric Tech; James Berklas, Christopher Goldner; Stacey Constas; Michael Kenhard, Colleen Calhoun, and Debora Frodl.

2/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (collectively the “Company Releasors”).

12. Company’s Rights In The Event of Breach. The Company shall have the right to rescind this Agreement, in whole but not in part, including the right to recover all monies paid to you under Section 4 of this Agreement, in the event of your material breach of Sections 7, 9(a) and/or 9 (c), and any such rescission shall be without prejudice of any other rights or remedies of the parties.

13. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement including, but not limited to, consequences related to Section 409A of the Internal Revenue Code of 1986, as amended.

14. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that this Agreement, as well as the Plan, Option Agreements, any indemnification agreement(s) and Employee Covenants Agreement, constitutes the entire agreement between you and the Company, and supersedes any and all prior oral contemporaneous oral and/or written agreements between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company or you to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s or your right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

15. Competency; Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that: (a) you are competent to execute this Agreement; (b) you have been afforded sufficient time to understand the terms and effects of this Agreement; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement; (e) that at the time of considering or executing this Agreement, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor- debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

If the terms of this Agreement are acceptable to you, please sign and date where indicated on the following page and return it within twenty-one (21) days of the date you receive it, but no sooner than the Separation Date. You may revoked this Agreement at any time during the seven day period immediately following the date of your signing by notifying Jim Berklas, Chief Legal Officer, in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legal binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date is for your records.

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This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. Please return this Agreement no later than twenty-one (21) calendar days following the date of this Agreement. If the Company does not receive your acceptance within the twenty-one (21) day timeframe, the Agreement shall terminate and be of no further force or effect.

Sincerely,

XL FLEET CORP.

By:	Jim Berklas

Its:	Chief Legal Officer

Date:	/s/ Jim Berklas

Acknowledged and Agreed:

/s/ Thomas Hynes
Thomas Hynes III

Date: 3/21/2022